LOCK-UP AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated as of April 14, 2008 by and among Aamaxan Transport Group, Inc., a Delaware corporation (the “Company”), Mr. Shao Ganghua (the “Holder”) and Mr. Chen Zhong (the “Successor”).

WHEREAS, the Company intends to enter into a share exchange transaction with Kamick Assets Limited, a company incorporated under the laws of the British Virgin Islands (“KAL”), whereby KAL will exchange all its equity interest in Asia Business Management Group Limited, a British Virgin Islands company which is wholly owned by KAL, for the issuance of shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”) and a private placement financing transaction with certain accredited investors (the “Investors”) whereby the Company will issue Units composed of shares of a newly-designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Stock”) and related warrants (the “Warrants”) to purchase shares of Common Stock of the Company (the “Financing Transaction”).

WHEREAS, upon the Closing, the Holder will beneficially own 14,991,812 shares of common stock of the Company and simultaneously with the entry of this Agreement, the Holder is to enter into a Call Option Agreement with the Successor, pursuant to which the Holder is to sell all of his shares he is to receive from the Company on the same date of the closing of the Financing Transaction in installments upon certain conditions are satisfied (the “Call Option Agreement”) and the Successor hereby acknowledges and agrees that any and all of his shares of the Company he is to receive from the Holder are subject to the terms and conditions of this Agreement.

WHEREAS, to induce the Company and the Investors to enter into the Financing Transaction pursuant to the Securities Purchase Agreement dated April 14, 2008 by and among the Company and the Investors (the “Purchase Agreement”), the Holder, the Successor and KAL have agreed not to sell any shares of the Company’s Common Stock that the Holder, the Successor and KAL presently own or may acquire after the date hereof, except in accordance with the terms and conditions set forth herein (collectively, the “Lock-Up Shares”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter contained, the parties hereto agree as follows:

1. Restriction on Transfer; Term. The Holder and the Successor hereby agree with the Company that the Holder and the Successor will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise, directly or indirectly (each, a “transfer”), any of the shares of Common Stock owned by the Holder and the Successor as of the date of the Closing Date or any such shares acquired thereafter and shall not transfer such shares until date that is twelve (12) months following the effective date of the registration statement (the “Effective Date”) filed by the Company with the Securities and Exchange Commission providing for the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares issued pursuant to the Purchase Agreement (the “Period”).

2. Ownership. During the Period, the Holder and the Successor shall retain all rights of ownership in the Lock-Up Shares, including, without limitation, voting rights and the right to receive any dividends, if any, that may be declared in respect thereof.

3. Company and Transfer Agent. The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized by the Holder and the Successor to decline to make any transfer of the Common Stock if such transfer would constitute a violation or breach of this Agreement and/or the Purchase Agreement.

4. Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to the Company:

Mr. Chen Zhong
Aamaxan Transport Group, Inc.
2a, 2b, No.8 Building No. 200 Newton Road
Zhangjang High-Tech Park
Shanghai
People’s Republic of China
Tel. No.: 86-21-508-05-789
Fax No.: 86-21-508-02-149

with copies (which copies shall not constitute notice) to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Attention: Darren Ofsink
Tel. No.: (212) 371-8008, ext. 102
Fax No.: (212) 688-7273

If to the Holder,
Mr. Shao Ganghua
Room 209, 2/F,
China Insurance Group BUI,
141 Des Voeux Road
Central, Hong Kong.
Tel: (852) 2541 6699

If to the Successor,

Mr. Chen Zhong
Suite 6B, 1440 Hongqiao Road
Changning District
Shanghai
People’s Republic of China
Tel. No.: 86-21-508-05-789
Fax No.: 86-21-508-02-149

with copies (which copies shall not constitute notice) to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Attention: Darren Ofsink
Tel. No.: (212) 371-8008, ext. 102
Fax No.: (212) 688-7273

or to such other address as any party may specify by notice given to the other party in accordance with this Section 4.

5. Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto and approved by the holders of more than fifty percent (50%) of the Conversion Shares (determined on an “as-converted” basis with respect to any Series A Preferred Stock not then converted)(the “Majority Holders”)

6. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

8. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN NEW YORK COUNTY OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 4.

9. Severability. The parties agree that if any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

10. Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11. Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

12. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

13. Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company and the Investors will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Holder and the Successor set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to the Company and the Investors upon such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above herein.

AAMAXAN TRANSPORT GROUP, INC.

By:
Name: Chen Zhong
Title: Chief Executive Officer

Shao Ganghua

Number of Shares of Common Stock Beneficially

Owned at Closing:

Chen Zhong